SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                April 19, 2001
               (Date of Report (Date of Earliest Event Reported))

                              LA-Z-BOY INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                                    Michigan
                 (State or Other Jurisdiction of Incorporation)

                                     1-9656
                            (Commission File Number)

                                   38-0751137
                      (I.R.S. Employer Identification No.)

                             1284 N. Telegraph Road
                             Monroe, Michigan 48162
          (Address of Principal Executive Offices, Including Zip Code)

                                 (734) 241-4414
              (Registrant's Telephone Number, Including Area Code)

                                [not applicable]
           (Former Name or Former Address If Changed Since Last Report)

Item 5.  Other Events

On April 19, 2001, La-Z-Boy Incorporated released the following news release:



                     La-Z-Boy UPDATES APRIL FOURTH QUARTER OUTLOOK


MONROE, Mich., April 19, 2001 - La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today that its fourth fiscal quarter ending April 28, 2001 will fall short of expectations.

La-Z-Boy Incorporated President and Chief Operating Officer Jerry Kiser said, "We previously announced that we anticipated a 'challenging' fourth quarter, with sales, after adjusting for one less week in fiscal fourth quarter, likely to be "relatively flat" and earnings expected to decline to $0.30 - $0.40 per diluted share. We are now expecting sales to be flat to slightly down, with earnings for the quarter in the range of $0.26 - $0.31 per diluted share, excluding a $0.11 per share charge for restructuring."

Kiser continued, "Our restructuring efforts are aimed at rationalizing our production capacity to achieve a more efficient utilization and to exit certain unprofitable product lines. More specific announcements will be forthcoming."

Kiser stated, "In addition to the restructuring charge, margins for the quarter will be reduced due to continuing credit problems at several major furniture retailers which will necessitate an additional increase in bad debt expense for the quarter."

Chairman Pat Norton added, "The longer-term outlook for our industry remains very positive - especially for a company such as La-Z-Boy, with its powerful consumer brand names and strong proprietary distribution system. Consumer demographics remain very positive for our industry, U.S. housing activity has stayed surprisingly healthy, mortgage rates have declined significantly, and recent and projected Federal Reserve Board interest rate cuts should begin to positively affect both the economy and U.S. consumer spending patterns later this year."

Norton commented that the company continues to plan for the addition of 25-30 new La-Z-Boy Furniture Galleries(R) stores during fiscal 2002, as well as the further strengthening of major in-store gallery programs already in place at various other La-Z-Boy Incorporated operating divisions.

La-Z-Boy will host an analyst/investor meeting April 20, 2001 in its High Point, NC furniture showroom, starting at 11:00 a.m. EDT. The meeting will be webcast live and will also be archived on the Internet until May 10, 2001. Both the live webcast and the archive will be available at www.la-z-boy.com. The meeting will also be accessible live via telephone at (800) 374-1296 for callers from the U.S. and Canada, and at (706) 634-5855 for international callers. A telephone replay will be available until April 27th at (800) 642-1687 for callers from the U.S. and Canada, and (706) 645-9291 for international callers. The replay passcode will be 748948.

La-Z-Boy Background Information

With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's largest residential furniture producers, employing about 21,000 people company wide and operating 56 manufacturing facilities in eleven states and four foreign countries. The La-Z-Boy Incorporated family of companies - Alexvale, American Drew, Bauhaus, Clayton Marcus, England, Inc., Hammary, HickoryMark, Kincaid, La-Z-Boy, La-Z-Boy Contract Furniture Group, Lea, Centurion, Pennsylvania House, Pilliod and Sam Moore - produces furniture for every room of the home and office. And, under the American of Martinsville brand name, La-Z-Boy is also a leading manufacturer of contract room furniture for the hospitality and assisted-living markets.

With its vast distribution network of proprietary retailers, including 290 La-Z-Boy Furniture Galleries(R) and 319 La-Z-Boy In-Store Gallerys, in-store gallery programs at Kincaid, Pennsylvania House and Clayton Marcus, England, Inc.'s Custom Comfort Centers and Lea's Kid's Generation displays, over 9 million square feet of retail floor space is dedicated exclusively to selling La-Z-Boy Incorporated products. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's sixth largest U.S. furniture retailer. La-Z-Boy's stock is traded on the New York and Pacific stock exchanges under the trading symbol: LZB.

Forward-looking Information

Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, interest rate fluctuations, changes in consumer confidence or demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy's financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the company's most recent Form 10-Q report. That Form 10-Q, containing the latest quarter's income statement, balance sheet, cash flow statement, segment information and additional management discussion and analysis of the financial results, is available at www.la-z-boy.com.

                             # # # # # # #






                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                LA-Z-BOY INCORPORATED



                                                /s/ James J. Korsnack
                                                ------------------------
Date:  April 19, 2001                           James J. Korsnack
                                                Chief Accounting Officer